LETTER OF INTENT

Today in Athens, on 12/10/2004, the following has been agreed and mutually accepted between

ATHANASSIOS PILIOUNIS, son of Michael,

resident of 41, Apostolou Pavlou Str., Athens, Greece (hereinafter Mr. Piliounis).

and

SATELINX TRACKING SYSTEMS INC.,

with its principal office at 809 Deslauriers, Ville St-Laurent, Quebec, Canada, H4N 1X3, Corporation Number 613613-3,

lawfully represented for the present Letter of Intent by Mr. Sam Grinfeld, Director of the Corporation, (hereinafter SATELINX)

each individually called a "Party" and together as "Parties"

This Letter of Intent sets out the terms upon which the parties agree to co-found a Corporation ("Anonymos Hetairia" according to Greek Law, hereinafter "Corporation"), aiming to promote vehicle tracking and mapping services in Greece, according to the technology owned or licensed by SATELINX.

This Corporation will be subject to the terms and conditions hereinafter set forth as follow:

1. Corporation's Registered Office

 The corporation shall be founded according to Greek Law, will have its registered office in Athens, Greece, at the locals upon which the parties will agree.

2. Name

The company's name will be Satelinx Helles and shall in any case include the words "Anonymous Hetairia" ("A.E.:Anonymous Company, i.e. " Corporation").

3. Capital, Shares, Shareholders

The minimum initial amount of the share capital of this Corporation to be established henceforth shall be 70,000 e, paid in full at the time of the company's incorporation. This capital will be divided into.................shares, each one having a nominal value of .........e. The parties shall participate in the company's capital, themselves or through third parties designated by them, at a percentage of 51% for Mr. Piliounis and 49% for SATELINX.

4. Scope of the Company

This corporation will promote vehicle tacking and mapping services in Greece, based on the use of the proprietary technology for vehicle tracking and asset based management that has bee marketed, manufactured and designed by SATELINX and which will be granted to the Corporation, by means of a revocable exclusive license, to market and offer for sale in Greece.

5. Board of Directors

The Corporation will be directed by a five-member Board of directors, four of which shall be appointed by Mr. Piliounis, the other one being appointed by SATELINX.

6. Scope & Term of the Agreement- Duties of the Parties

Each party hereby agrees to contribute, free of charge, to the Corporation as follows:

                  6.1 SATELINX

a)

shall appoint on an exclusive basis the new Corporation as its sole distributor in GREECE to market, resell, distribute the SERVICES and the PRODUCTS marketed, manufactured and designed by SATELINX in GREECE and to provide all the related services described hereunder during the term of this AGREEMENT and

b)

shall therefore provide all the software required (tracking, mapping & database software), and shall design, at its own expense, the electronic mapping needed for Greece as well as for every other country upon which the new Corporation holds a right of first proposal, by virtue of the provisions § 7 hereunder.

                  6.2 Mr. Piliounis

a)

shall provide the new Corporation with all the equipment related to vehicle tracking and mapping required in order to provide the above mentioned services in Greece. This equipment, marketed, manufactured and designed by SATELINX has been granted to Mr. Piliounis, by means of a revocable exclusive license, to market and offer for sale in Greece;

b)

shall be responsible for the hiring of all the required personnel and shall provide all necessary training according to the instructions given by SATELINX (training videos & manuals etc.)

c)

shall bestow all (the greatest part ??/ of) the capital required for the functioning of the Corporation for a first period of two years.

d)

Shall provide his business know-how in the Greek market, his consultant services, opportunities for business connections and his personal support for the purpose of the commercial success of the Corporation.

7. Right of first proposal

The new corporation will dispose of a right of first proposal concerning the provision of the above-mentioned services in any other European Country, outside Greece, provided that no other dealer, related to SATELINX by means of a revocable exclusive license, exists in such country.

8. Transfer of Shares

The Articles of Incorporation will provide that the shareholders must, before any transfer of their shares, make a written announcement thirty (30) days prior to the date in which the transfer of the shares is bound to occur. Each one of the other shareholders shall have a right of preference for the acquisition of shares to be transferred, to their current book value, whereas this right of preference must be exercised by virtue of a written statement addressed to the Corporation and the transferor during the above mentioned period of 30 days. If this right is exercised by more than one shareholders, they may all exercise it in accordance to the percentage of their participation to the Corporation’s capital. In case of equal offer for the purchase of shares by one or more shareholders and a third party, the shareholders will prevail.

9. Confidentiality.

9.1

Each party agrees to treat as secret and confidential and not at any time or for any reason disclose or permit o be disclosed to any person or persons or otherwise make use of or permit to be use of, any information belonging to the other party received by it (whether during discussions prior to the Letter, or pursuant to this Letter).

9.2

Each party may use the information for performing its obligations under this Letter.

10. Liability

Each Party shall indemnify the other Party against any loss/ Claim which the latter pays, suffers, incurs or is liable for, arising as a result whether directly or indirectly from any breach of or default under this Letter, or any negligent action or negligent failure to act by this Party in the performance of its obligations under this Letter or as a result of any misleading or deceptive information in any material provided. Moreover, if the two Parties fail to conclude by January 2005 this agreement, SATELINX shall indemnify Mr. Piliounis for all the expenses undertaken until that date by the latter.

11. Governing Law- Jurisdiction

This Agreement shall, in all respects, be governed by, construed and enforced in accordance with the laws of Greece and the parties hereby agree to irrevocably submit to the non-exclusive jurisdiction of the courts of Athens any claim, dispute ot matter arising out of or in connection with this agreement.

12. Amendments

Amendments to this Letter may only be made by written agreement of both parties.

13. Non-assignment

Neither party may assign or purport to assign any of its rights under this Letter without the prior written consent of the other party.

If the forgoing reflects our agreement, please sign and return the duplicate copy of this Letter to us.

Yours faithfully,

(Signed by an authorized director). /s/ Sam Grinfeld

(Name of authorized director)              Sam Grinfeld

Date:

for and on behalf of Satelinx Tracking Systems Inc.

Agreed and accepted on behalf of Mr. Piliounis

(Signature)/s/ Athanassios Piliounis

(Name)          Athanassios Piliounis

Date: October,    2004